Exhibit 99.1

QKL Stores Inc. Retains Existing Audit Team

Daqing, China, July 13, 2011 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China, today filed a Form 8-K announcing that it will continue its relationship with its existing audit team by engaging BDO China Shu Lun Pan Certified Public Accountants LLP ("BDO China Shu Lun Pan").

As detailed in the Form 8-K filed with the U.S. Securities and Exchange Commission, on July 13, 2011, on June 30, 2011 the Company was notified that the personnel of Division Four of BDO China Li Xin Da Hua CPA Co., Ltd ("BDO Li Xin Da Hua") in Shenzhen, Guangdong will be joining BDO China Shu Lun Pan, another BDO International Member Firm headquartered in Shanghai, effective June 30, 2011.

Accordingly, in order to retain its existing audit team and minimize disruption, the Company's Audit Committee has dismissed BDO Li Xin Da Hua and engaged BDO China Shu Lun Pan as its independent registered public accounting firm effective July 8, 2011.

In connection with the audits of the Company’s financial statement for the fiscal years ended December 31, 2010 and 2009 and through the date of this current report, there were no disagreements between the Company and BDO Li Xin on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

Mr. Zhuangyi Wang, Chairman and CEO, said, “We look forward to working with the same audit team  now operating under a different BDO International Member Firm headquartered in Shanghai and look forward to a productive  relationship with BDO China Shu Lun Pan going forward.”

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com .

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc. In China:	ICR, Inc. In U.S.:
Mike Li, Investor Relations	Bill Zima
+86-459-460-7987	+1-203-682-8233